CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

L.C.M. EQUITY, INC.

I, the undersigned, David Rooke, President and Caisey Harlingten, Secretary of L.C.M. EQUITY, INC. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 26th day of November, 2001, adopted a resolution to amend the original articles as follows:

Article "First" is hereby amended to read as follows:

FIRST: The name of the corporation is REGMA BIO TECHNOLOGIES LIMITED.

That on the 31st day of December, 2001, the shareholders of the corporation approved the foregoing resolution. The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 30,150,000; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ David Rooke
David Rooke, President

/s/ Caisey Harlingten
Caisey Harlingten, Secretary
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On January 25th, 2002, personally appeared before me, a Notary Public, David Rooke, President of L.C.M. Equity, Inc. who acknowledged that he executed the above instrument.

/s/ A.R.M. Porter
Notary Public residing at Ridgway, The Wedges, Itchingfield, Horsham, West Sussex

My Commission Expires:     (SEAL)
on death

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On January 17th, 2002, personally appeared before me, a Notary Public, Caisey Harlingten, Secretary of L.C.M. Equity, Inc. who acknowledged that he executed the above instrument.

/s/ Justis Raynler
Notary Public, residing at North Vancouver, British Columbia, Canada

My Commission Expires:
non-expiry